Exhibit (b)(1)

BAY HARBOUR MANAGEMENT, L.C.

885 Third Avenue, 34th Floor

New York, NY 10022

August 5, 2008

Planet Hollywood International, Inc.

7598 West Sand Lake Road

Orlando, FL 32819

Attention: Thomas Avallone

Re: BUCA, Inc.

Ladies and Gentlemen:

Bay Harbour Management, L.C. (the “Fund”) is pleased to offer this commitment, subject to the terms and conditions contained herein, to provide financing to you, Planet Hollywood International, Inc. (“Planet Hollywood”), for the sole purpose of acquiring, directly or indirectly, all of the equity interests of BUCA, Inc. (the “Target”) at a price per share of $0.45 (the “Acquisition”).

The Fund hereby commits, to provide, and/or to cause one or more of its affiliated entities to purchase common stock of Planet Hollywood, par value $0.01 per share (the “Stock”), in an amount not to exceed the aggregate purchase price of the stock of the Target, plus an amount to be agreed to cover the reasonable transaction expenses incurred in consummating the Acquisition (the “Commitment Amount”). The Fund and its affiliated entities will be under no obligation under any circumstances to provide any financing to Planet Hollywood in an amount in excess of the Commitment Amount.

Notwithstanding anything to the contrary contained in this letter agreement, the Commitment, and any and all obligations of the Fund or any of its affiliated entities under this letter agreement is subject to the satisfaction or waiver by Planet Hollywood of any of the conditions to Planet Hollywood’s obligation to purchase the Stock tendered in the Offer contemplated by the Agreement and Plan of Merger dated as of August 5, 2008 between Planet Hollywood and the Target (the “Merger Agreement).

This letter agreement and the obligations hereunder shall terminate immediately, without any action by the parties hereto, on the earlier of (i) the closing of the Acquisition and the purchase of the Stock, and (ii) the termination of the Merger Agreement.

Notwithstanding anything that may be expressed or implied in this letter, Planet Hollywood, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no person or entity other than the undersigned and its successors and permitted assignees shall have any obligation hereunder and that, notwithstanding that the undersigned or any of its successors or permitted assignees may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of the undersigned or any of its successors or permitted assignees or any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of the undersigned or any of its successors or permitted assignees or any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, as such, for any obligations of the undersigned or any of its successors or permitted assignees under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

No person or entity other than Planet Hollywood shall be entitled to rely upon this commitment letter. This commitment letter shall be binding upon and inure solely to the benefit of each party hereto and nothing herein, express or implied, is intended or shall confer upon any other person any rights, benefits or remedies whatsoever under or by reason of this commitment.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof. The parties consent to exclusive jurisdiction in the United States District Court for the Southern District of New York (and any courts from which appeals from judgments of that court are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court and, for all other disputes or claims, the parties consent to exclusive jurisdiction in the Supreme Court of the State of New York, New York County (and any courts from which appeals from judgments of that court are heard). Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter or the transactions contemplated hereby in any New York State or Federal court in accordance with the provisions of this paragraph.

This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Fund or any of their affiliates and any other person with respect to the subject matter and transactions contemplated hereby. No modification of this letter agreement shall be binding upon or enforceable against any party without the written approval of such party.

This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be

2

deemed to be an original and all of which taken together shall constitute one and the same instrument.

* * *

If the foregoing is acceptable to you, please sign and return a copy of this letter, whereupon this letter will constitute the commitment of the Fund to provide the aforementioned financing. This letter and the obligations hereunder shall be governed by and construed in accordance with the laws of the New York without regard to the principal of conflicts of law.

Very truly yours,

Bay Harbour Management, L.C.

By:	/s/ Steven Van Dyke
Name: Steven Van Dyke
Title: Managing Principal and Founder

Agreed to and accepted

this 5th day of August, 2008

Planet Hollywood International, Inc.

By:	/s/ Thomas Avallone
Name: Thomas Avallone
Title: Executive Vice President and Chief Financial Officer

3